UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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COMPUTER PROGRAMS AND SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 10, 2006

To the Stockholders of Computer Programs and Systems, Inc.:

You are invited to attend the 2006 Annual Meeting of Stockholders of Computer Programs and Systems, Inc. (the “Company”), which will be held at the Mobile Convention Center, One South Water Street, Mobile, Alabama 36602, on Thursday, May 11, 2006 at 9:00 a.m., Central Time. Formal notice of the annual meeting, a proxy statement and a proxy card accompany this letter.

Also enclosed is the Company’s 2005 Annual Report to Stockholders.

Information about the annual meeting and the various matters on which the stockholders will act is included in the enclosed notice of annual meeting of stockholders and proxy statement. Please carefully consider the enclosed proxy statement and execute and return your proxy card so that the Company may be assured of the presence of a quorum at the annual meeting. A postage-prepaid envelope is enclosed for your convenience in replying. The prompt return of your proxy card will be of great assistance in reducing the expense of subsequent mailings. If you attend the annual meeting, and so elect, you may withdraw your proxy and vote in person.

Sincerely,

John Morrissey

Chairman of the Board

COMPUTER PROGRAMS AND SYSTEMS, INC.

6600 Wall Street

Mobile, Alabama 36695

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 11, 2006

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders of Computer Programs and Systems, Inc. (the “Company”) will be held at 9:00 a.m., Central Time, on Thursday, May 11, 2006, at the Mobile Convention Center, One South Water Street, Mobile, Alabama 36602, for the following purposes:

1.	To elect three Class I directors to serve on the Board of Directors of the Company for a three-year term expiring at the 2009 annual meeting;

2.	To ratify the appointment of Grant Thornton LLP as independent registered public accountants for the year ending December 31, 2006; and

3.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

The Board of Directors has set March 31, 2006 as the record date for the annual meeting. Only holders of record of the Company’s common stock at the close of business on the record date will be entitled to notice of, and to vote at, the annual meeting.

This proxy statement provides you with detailed information about the proposals to be voted on at the meeting. With this proxy statement we are also including a copy of our 2005 Annual Report to Stockholders in order to provide you with additional information about us. We encourage you to read the proxy statement and the 2005 Annual Report carefully.

The annual meeting may be adjourned from time to time without notice other than announcement at the meeting or at adjournments thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

By order of the Board of Directors,

M. Stephen Walker

Vice President—Finance, Chief Financial

Officer and Secretary

April 10, 2006

Whether or not you plan to attend the annual meeting, please take the time to vote by completing, signing, dating and returning the enclosed proxy card in the self-addressed, stamped envelope provided. Returning your proxy card does not deprive you of your right to attend the annual meeting and to vote your shares in person.

PROXY STATEMENT

COMPUTER PROGRAMS AND SYSTEMS, INC.

6600 Wall Street

Mobile, Alabama 36695

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 11, 2006

INFORMATION ABOUT THE ANNUAL MEETING

Our 2006 Annual Meeting of Stockholders will be held at the Mobile Convention Center, One South Water Street, Mobile, Alabama 36602 on Thursday, May 11, 2006 at 9:00 a.m., Central Time.

Solicitation of Proxies

Our Board of Directors has sent you this proxy statement to solicit your vote at the annual meeting (including any adjournment or postponement of the annual meeting). In this proxy statement we summarize information that we are required to provide you under the rules of the Securities and Exchange Commission. This proxy statement is designed to assist you in voting your shares. On or about April 10, 2006, we began mailing this proxy statement and the 2005 Annual Report to all stockholders of record at the close of business on March 31, 2006.

We will bear the cost of the solicitation of proxies. We will request brokers or nominees to forward this Proxy Statement to their customers and principals and will reimburse them for expenses so incurred. If deemed necessary, we may also use our officers and regular employees, without additional compensation, to solicit proxies personally or by telephone.

Stockholders Entitled to Vote

The Board of Directors has set March 31, 2006 as the record date for the annual meeting. Only stockholders of record at the close of business on the record date will be entitled to notice of and to vote at the annual meeting. At the close of business on March 31, 2006, there were 10,749,069 shares of the common stock of the Company, par value $.001 per share, outstanding. Each stockholder is entitled to one vote in person or by proxy for each share of common stock held on all matters properly to come before the annual meeting.

Proposals to be Considered at the Annual Meeting

At the annual meeting, we will ask you to:

Proposal 1:	Elect three Class I directors to serve on the Board of Directors of the Company for a three-year term expiring at the 2009 annual meeting; and

Proposal 2:	Ratify the appointment of Grant Thornton LLP as independent registered public accountants for the year ending December 31, 2006.

Information About a Quorum

At the annual meeting, the presence of a majority of the shares of common stock entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. If there is a stockholder vote to adjourn, the named proxies will vote all shares of common stock for which they have voting authority in favor of adjournment.

Votes Necessary for Each Proposal to be Approved

Assuming the presence of a quorum, the three Class I director nominees receiving the most votes, whether cast in person or by proxy, will be elected (Proposal 1). Proposal 2 (ratification of auditors) requires for adoption the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote on the proposal at the annual meeting.

A stockholder may abstain or withhold his or her vote (collectively, “abstentions”) with respect to each item submitted for stockholder approval. Abstentions will be counted as present for purposes of determining the existence of a quorum but will be counted as not voting in favor of any proposal brought before the annual meeting. Since the election of directors (Proposal 1) is determined by the votes cast at the annual meeting, abstentions will not affect the outcome of this matter. An abstention as to the ratification of the appointment of independent registered public accountants (Proposal 2) will have the same effect as voting against the proposal.

Generally, a broker is entitled to vote shares held in “street name” on routine matters without instructions from the beneficial owner of such shares. On the other hand, a broker may not be entitled to vote shares held in “street name” on certain non-routine items absent instructions from the beneficial owner of such shares (a “broker non-vote”). Broker non-votes, if any, are counted for general quorum purposes, but are not deemed to be present with respect to any matter for which a broker does not have authority to vote.

Submission of Proxies

Please complete, sign, date and return the proxy card in the enclosed envelope so the common stock you own will be voted in accordance with your wishes. If you desire to revoke your proxy, you may do so either by attending the annual meeting in person or by delivering written notice of revocation so that it is received by the Company or its transfer agent, American Stock Transfer & Trust Company, N.A., on or before May 10, 2006. The address for American Stock Transfer & Trust Company is 59 Maiden Lane, Plaza Level, New York, NY 10038, Attention: Gail Domenech.

PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

Board Structure

Our Certificate of Incorporation provides that the number of directors of the Company shall be fixed by resolution of the Board of Directors and divided into three classes. We currently have eleven directors. Directors in each class are elected for three-year terms. The current term of the Class I directors expires at the 2006 annual meeting. The current Class II directors will serve until the 2007 annual meeting and until their successors are elected and qualified. The current Class III directors will serve until the 2008 annual meeting and until their successors are elected and qualified.

On March 6, 2006, Dennis P. Wilkins, a current Class I director, notified the Company that he will not stand for re-election to the Company’s Board of Directors when his term expires at the 2006 annual meeting. In connection with Mr. Wilkins’s decision not to stand for re-election, on March 8, 2006, the Board of Directors approved a reduction in the size of the Board of Directors from eleven persons to ten persons effective as of the conclusion of the 2006 annual meeting.

Voting of Proxies

The persons named as proxies in the enclosed proxy card, unless a contrary direction is indicated on the enclosed proxy card, intend to vote the shares for which they serve as proxy in favor of the nominees named herein. If any of the nominees should be unable to serve, which the Board of Directors does not anticipate will occur, the proxies will be voted for a substitute selected by the Board of Directors, or the Board of Directors may decide not to select an additional person as a director.

Unless otherwise specified in the enclosed proxy card, it is intended that votes will be cast for the election of all of the nominees as Class I directors. Proxies cannot be voted for a greater number of persons than the number of actual nominees so named. Vacancies that occur on the Board of Directors may be filled by remaining directors until the next election of directors for the class in which the vacancy occurred.

Information About the Nominees

The Board of Directors has nominated William R. Seifert, II, W. Austin Mulherin, III, and John C. Johnson for election as Class I directors to serve a three-year term until the 2009 annual meeting of stockholders and until their successors are elected and qualified. Below is a description of each of the nominees. Each of these nominees currently serves as a director of the Company. The stock ownership with respect to each nominee for election as a director is set forth in the table entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”

William R. Seifert, II, 57, was first elected as a director in February 2002. Since 1994, Mr. Seifert has served as Executive Vice President of AmSouth Bank with responsibility for 55 branch offices in south Alabama and south Louisiana.

W. Austin Mulherin, III, 40, was first elected as a director in February 2002. Since 1991, Mr. Mulherin has practiced law, handling a variety of litigation and business matters for public and private companies. He has been a partner in the law firm of Frazer, Greene, Upchurch & Baker, LLC since 1998.

John C. Johnson, 55, was appointed as a director of the Company at the conclusion of the 2004 annual meeting. Mr. Johnson has worked as a real estate appraiser for Courtney & Morris Appraisals, Inc. in Mobile, Alabama since September 2001. From December 1994 to January 1998, Mr. Johnson served as the President and Chief Operating Officer of Coopersmith, Inc., a regional wholesale bakery located in Mobile, Alabama. After chairing the transition team for the sale of Coopersmith, Inc. to Earthgrains Company from January 1998 to May 1999, Mr. Johnson retired from the bakery industry and worked for a brief time as the Business Manager of Saint

Ignatius Church. Mr. Johnson is currently a director of Regions Bank of Mobile, an operating division of Regions Bank, which is a subsidiary of Regions Financial Corporation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE CLASS I DIRECTOR NOMINEES.

Information About Our Other Directors

The following is a description of each of our other current directors:

Class I Director (not standing for re-election)

Dennis P. Wilkins, 57, is one of our founders and has served as a director since our formation in 1979. From 1979 until his retirement in June 1999, Mr. Wilkins served as our President. Mr. Wilkins now serves as President of Mud Brick Media and as President of FOSKO, Inc. Mud Brick Media and FOSKO are private companies in the video production industry. On March 6, 2006, Mr. Wilkins notified the Company that he would not stand for re-election to the Board of Directors when his term expires at the 2006 annual meeting of stockholders.

Class II Directors

M. Kenny Muscat, 59, is one of our founders and has served as a director since our formation in 1979. From 1979 until his retirement in June 1999, Mr. Muscat served as our Executive Vice President.

J. Boyd Douglas, 39, has served as our Executive Vice President and Chief Operating Officer since July 1999. He was first elected as a director in March 2002. Mr. Douglas began his career with us in August 1988 as a Financial Software Support Representative. From May 1990 until November 1994, Mr. Douglas served as Manager of Electronic Billing, and from December 1994 until June 1999, he held the position of Director of Programming Services.

Charles P. Huffman, 52, was elected as a director at the 2004 annual meeting. Mr. Huffman has served as the Senior Vice President and Chief Financial Officer of EnergySouth, Inc., a public company specializing in natural gas distribution and storage, since December 2000. From 1998 to 2000, Mr. Huffman served as the Vice President, Chief Financial Officer and Treasurer of EnergySouth, Inc.

Class III Directors

John Morrissey, 64, has been a director since 1999, and he was appointed as Chairman of the Board of Directors in February 2002. Mr. Morrissey served as our Vice President, Sales and Marketing from January 1985 until his retirement in June 1999.

Ernest F. Ladd, III, 65, was first elected as a director in February 2002. From 1979 until his retirement in 1997, Mr. Ladd was employed by Dravo Corporation, a national producer and marketer of chemical products, serving most recently as its Executive Vice President and Chief Financial Officer since 1988. Mr. Ladd is currently a director of Regions Bank of Mobile, an operating division of Regions Bank, which is a subsidiary of Regions Financial Corporation. Mr. Ladd is chairman of the Audit Committee of the Board of Directors.

David A. Dye, 36, has served as our President and Chief Executive Officer since July 1999. He was first elected as a director in March 2002. Mr. Dye began his career with us in May 1990 as a Financial Software Support Representative. From that time until June 1999, he worked for us in various capacities, including as Manager of Financial Software Support, Director of Information Technology and most recently as our Vice President supervising the areas of sales, marketing and information technology.

Hal L. Daugherty, 58, was appointed as a director of the Company at the conclusion of the 2004 annual meeting. Mr. Daugherty has served since 1999 as the Chief Executive Officer of The Heart Group, P.C., a cardiology practice located in Mobile, Alabama. The Heart Group, P.C. is comprised of 15 cardiologists who deliver diagnostic and therapeutic patient services in five main offices and five satellite locations in Alabama and Mississippi.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Guidelines

We are committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. The Board of Directors has adopted corporate governance guidelines that set forth the fundamental corporate governance principles of the Company in order to demonstrate the Board’s accountability and its desire to achieve superior business results. We have adopted a Code of Business Conduct and Ethics that is applicable to all of our directors, officers (including our Chief Executive Officer and senior financial officers) and employees. We have also adopted a separate code of ethics with additional guidelines and responsibilities applicable to our Chief Executive Officer and senior financial officers, known as the Code of Ethics for CEO and Senior Financial Officers. Copies of the Code of Business Conduct and Ethics and the Code of Ethics for CEO and Senior Financial Officers are exhibits to our Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission (“SEC”).

Board Independence

Our Board of Directors currently has eleven members, and will have ten members effective at the conclusion of the 2006 annual meeting. The Board has determined that the following six directors have no relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) that would interfere with the exercise of their independent judgment in carrying out their responsibilities, and such persons are independent within the meaning of the Company’s independence standards, which reflect the Nasdaq director independence standards currently in effect: Hal L. Daugherty, Charles P. Huffman, John C. Johnson, Ernest F. Ladd, III, W. Austin Mulherin, III and William R. Seifert, II. Therefore, a majority of the members of the Board of Directors are independent under the Nasdaq director independence standards.

Board Structure and Committee Composition

Our Board of Directors is divided into three classes, with one class of directors being elected at each annual meeting of stockholders. Each director serves for a term of three years or until his successor is elected and qualified. The Board of Directors oversees the business and affairs of the Company and monitors the performance of its management. Although the Board of Directors is not involved in the Company’s day-to-day operations, the directors keep themselves informed about the Company through meetings of the Board, reports from management and discussions with the Company’s executive officers. Directors also communicate with the Company’s outside advisors, as necessary. The Board of Directors met five times in 2005.

During 2005, the Company had four standing committees of the Board of Directors: the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board of Directors may from time to time form other committees as circumstances warrant. Such committees will have the authority and responsibility as delegated by the Board.

Only members of the Board of Directors can be members of a committee, and each committee is required to report its actions to the full Board of Directors. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each operates under a written charter adopted by the Board. The committee charters of the Compensation Committee and the Nominating and Corporate Governance Committee were attached as appendices to our Proxy Statement for the 2004 annual meeting, and the Audit Committee Charter was included as an appendix to our Proxy Statement for the 2003 annual meeting. Copies of these three committees’ charters are available on our website at www.cpsinet.com in the “Investors” section under “Financial Information.”

None of the incumbent directors attended less than 75% of the aggregate of (a) the total number of meetings of the Board of Directors and (b) the total number of meetings held by all committees of the Board of Directors on which he served. Absent extenuating circumstances, directors are expected to attend annual meetings of the Company’s stockholders. All of our directors attended the 2005 annual meeting of stockholders.

The following describes the functions and sets forth the current membership of each Committee of the Board of Directors. The number of meetings that each Committee held in 2005 is also listed.

Executive Committee

The members of the Executive Committee are John Morrissey, Chairman, Dennis P. Wilkins and M. Kenny Muscat. Mr. Wilkins will no longer be a member of the Executive Committee when his term as a director expires at the 2006 annual meeting. The Executive Committee did not meet in 2005.

Between meetings of the Board of Directors and while the Board of Directors is not in session, the Executive Committee has all the powers and can exercise all the duties of the entire Board of Directors relating to the management of the business and affairs of the Company. The Executive Committee, however, is prohibited from taking certain actions, including, but not limited to, approving dividends and filling vacancies on the Board.

Audit Committee

The current members of the Audit Committee are Ernest F. Ladd, III, Chairman, William R. Seifert, II and Charles P. Huffman, all of whom are independent directors as defined under existing Nasdaq rules. The Audit Committee met five times during 2005.

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: the financial reports and other financial information provided by the Company to its stockholders and others; the Company’s financial policies and procedures; the Company’s system of internal controls; and the Company’s auditing, accounting and financial reporting processes. The Audit Committee is directly responsible for appointing and overseeing the independent auditor of the Company.

The Board of Directors has carefully evaluated the backgrounds of the members of the Audit Committee and has determined that such members qualify as independent under applicable Nasdaq listing standards and SEC rules for Audit Committee membership. Furthermore, in accordance with SEC rules, the Board has determined that Ernest F. Ladd, III and Charles P. Huffman both qualify as an “audit committee financial expert” as defined by the applicable SEC rules. The Report of the Audit Committee appears in this proxy statement at page 18.

Compensation Committee

The current members of the Compensation Committee are William R. Seifert, II, Chairman, W. Austin Mulherin, III and John C. Johnson. The Board of Directors has determined that each of these members is independent under the Nasdaq director independence standards. The Compensation Committee met three times during 2005.

The Compensation Committee is authorized to approve and recommend to the Board of Directors the compensation to be paid to officers, directors and committee members of the Company. Executive compensation may include, but is not limited to, salary, bonus, stock options, other annual compensation and any combination thereof as the Compensation Committee deems appropriate in light of the performance of the Company.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are W. Austin Mulherin, III, Chairman, Hal L. Daugherty, Jr. and Charles P. Huffman. The Board of Directors has determined that each of these members is independent under the Nasdaq director independence standards. The Nominating and Corporate Governance Committee met one time during 2005.

The purpose of the Nominating and Corporate Governance Committee is to (a) identify individuals qualified to become members of the Board and to recommend director nominees to the Board for election by the stockholders, (b) monitor, oversee and evaluate the corporate governance principles applicable to the Company and (c) oversee the evaluation of the Board and management.

Consideration of Director Nominees

Director Qualifications

Criteria that will be used by the Nominating and Corporate Governance Committee in connection with evaluating and selecting new directors include factors relating to whether the director candidate would meet the definition of “independence” required by the Nasdaq listing standards, as well as skills, occupation and experience in the context of the needs of the Board. The Company’s Guidelines of Significant Governance Issues (the “Governance Guidelines”) also set forth certain factors that should be considered by the Nominating and Corporate Governance Committee in recommending a nominee to the Board, including relevant experience, intelligence, independence, commitment, integrity, diligence, conflicts of interest, age, compatibility with the Company’s management team and culture, prominence, understanding of the Company’s business, the ability to act in the interests of all stockholders and other factors deemed relevant. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Process for Evaluating Nominees for Director

The process that will be followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates will include requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

Director Nominees Proposed by Stockholders

The Nominating and Corporate Governance Committee will consider stockholder-recommended director candidates for inclusion in the slate of nominees that the Board recommends to the stockholders for election. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will apply the selection criteria described above. The Nominating and Corporate Governance Committee will not assign specific weights to its various criteria and no particular criterion is necessarily applicable to all prospective nominees.

Stockholders may recommend individuals for the Nominating and Corporate Governance Committee to consider as potential director candidates by submitting the following information to the “Nominating and Corporate Governance Committee of Computer Programs and Systems, Inc.,” c/o Corporate Secretary, 6600 Wall Street, Mobile, Alabama 36695:

•	The name of the recommended person;

•	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act;

•	The written consent of the recommended person to being named in the proxy statement as a nominee and to serve as a director if elected;

•	As to the stockholder making the recommendation, the name and address of such stockholder, as it appears on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects his or her beneficial ownership of the Company’s common stock; and

•	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In addition to submitting nominations in advance to the Nominating and Corporate Governance Committee for consideration, a stockholder also may nominate persons for election to the Board of Directors in person at a stockholders meeting. Our Bylaws provide that written notice of a stockholder’s intent to make a nomination at a stockholders meeting must be given, either by personal delivery or by United States certified mail, postage prepaid, to the Secretary of the Company and received (1) with respect to any annual meeting, not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with the last annual meeting of stockholders, (2) if the date of the applicable annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, not less than 60 days before the date of the applicable annual meeting, or (3) with respect to any special stockholders meeting called for the election of directors, not later than the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders.

Each such stockholder’s notice shall set forth:

•	the name and address of such stockholder, as it appears on the Company’s books;

•	a representation that such stockholder is a stockholder of record and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice;

•	the class and number of shares of our stock beneficially owned by such stockholder and the nominee;

•	a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder;

•	the name, age, business address and, if known, residence address of the nominee;

•	the principal occupation or employment of the nominee;

•	any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC; and

•	the written consent of the nominee to serve as a director if elected.

The chairman of the annual meeting of stockholders shall determine whether or not a nomination was made in accordance with the procedures set forth in our Bylaws. If the chairman determines that a nomination is defective, he will declare to the meeting that such nomination is defective, and the defective nomination will be disregarded.

Stockholder Communications with the Board

The Board will give appropriate attention to written communications that are submitted by stockholders and will respond as the Board deems appropriate. Stockholders and other interested parties who wish to send communications on any topic to the Board should address such communications to:

Chairman of the Nominating and Corporate Governance Committee

of Computer Programs and Systems, Inc.

c/o Corporate Secretary

6600 Wall Street

Mobile, Alabama 36695

All communications to the Board will be relayed to the Chairman of the Nominating and Corporate Governance Committee without being screened by management. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating and Corporate Governance Committee will be primarily responsible for monitoring communications from stockholders and will provide copies or summaries of such communications to the other directors as he considers appropriate. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to know.

Executive Sessions

Executive sessions of the independent directors of the Board are to be held at least two times a year and otherwise as needed. These sessions are chaired by an independent director selected by a majority of the independent directors.

COMPENSATION OF DIRECTORS

Each of our non-employee directors, other than members of the Audit Committee, receives an annual retainer fee of $10,000 for service as a director. Each director who is a member of the Audit Committee receives an annual retainer fee of $15,000. Each non-employee director also receives an attendance fee of $2,000 for each regular quarterly meeting of the Board of Directors. Directors are also reimbursed for their expenses incurred in attending any meeting of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of outstanding shares of common stock beneficially owned as of March 31, 2006 by:

•	each Director and Director nominee;

•	each executive officer named in the Summary Compensation Table below;

•	all of our Directors and executive officers as a group; and

•	beneficial owners of 5% or more of our common stock.

Name of Beneficial Owner	Number of Shares of Common Stock(1)	% of Shares of Common Stock(2)
Barclays Global Investors N.A.(3)	712,896	6.6%
Palisade Capital Management, L.L.C.(4)	677,000	6.3
Hal L. Daugherty, Jr.	100	*
J. Boyd Douglas(5)	123,999	1.2
David A. Dye(6)	133,299	1.2
Charles P. Huffman(7)	1,000	*
John C. Johnson	500	*
Ernest F. Ladd, III	1,700	*
John Morrissey	377,000	3.5
W. Austin Mulherin, III(8)	1,107	*
M. Kenny Muscat	555,696	5.2
William R. Seifert, II	550	*
Dennis P. Wilkins	-0-	*
Troy D. Rosser(9)	11,650	*
Victor S. Schneider(10)	51,850	*
M. Stephen Walker(11)	59,650	*

All Directors & Executive Officers as a group (17 persons)	1,400,357	13.0%

*	Reflects ownership of less than 1%.
(1)	The number of shares of common stock reflected in the table is that number of shares which are deemed to be beneficially owned under the federal securities laws. Shares deemed to be beneficially owned include shares as to which, directly or indirectly, through any contract, relationship, arrangement, understanding or otherwise, either voting power or investment power is held or shared. Unless otherwise stated, the named person has the sole voting and investment power for the shares indicated.
(2)	Percentage of ownership is based on 10,749,069 shares of Company common stock outstanding as of March 31, 2006. Percentage of ownership with respect to all directors and executive officers as a group also includes options held by an executive officer which entitles such executive officer to purchase six (6) shares of common stock within 60 days.
(3)	Includes 81,110 shares beneficially owned by Barclays Global Fund Advisors, an affiliate of Barclays Global Investors, N.A. The address of Barclays Global Investors N.A. is 45 Fremont Street, San Francisco, CA 94105. This information is based solely upon our review of a Schedule 13G filed by Barclays Global Investors, N.A. and certain related parties with the Securities and Exchange Commission on or about January 26, 2006, reporting beneficial ownership as of December 31, 2005.
(4)	The address of Palisade Capital Management, L.L.C. is One Bridge Plaza, Suite 695, Fort Lee, NJ 07024. This information is based solely upon our review of Amendment No. 3 to Schedule 13G filed by Palisade Capital Management, L.L.C. and certain related parties with the Securities and Exchange Commission on or about February 13, 2006, reporting beneficial ownership as of December 31, 2005.
(5)	Includes 100 shares owned by Mr. Douglas’ wife and a total of 600 shares held in custodial accounts for the benefit of his three children. Also includes 23,299 shares of restricted stock granted to Mr. Douglas on January 30, 2006.

(6)	Includes 72,000 shares owned by Mr. Dye’s wife, and 23,299 shares of restricted stock granted to Mr. Dye on January 30, 2006.
(7)	Mr. Huffman shares voting and investment power for these shares with his wife.
(8)	Includes 222 shares held in a custodial account for the benefit of Mr. Mulherin’s daughter.
(9)	Includes 11,650 shares of restricted stock granted to Mr. Rosser on January 30, 2006.
(10)	Includes a total of 200 shares held in custodial accounts for the benefit of Mr. Schneider’s two children, and 11,650 shares of restricted stock granted to Mr. Schneider on January 30, 2006.
(11)	Includes 11,650 shares of restricted stock granted to Mr. Walker on January 30, 2006.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership of Company common stock held by them with the SEC. Copies of these reports must also be provided to us. Based on our review of these reports, we believe that, during the year ended December 31, 2005, all reports were filed on a timely basis by reporting persons.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Compensation

The following table sets forth a summary of the compensation we paid for the last three fiscal years to our Chief Executive Officer and the four additional most highly compensated persons serving as executive officers at the end of 2005 (collectively, the “Named Executive Officers”).

Summary Compensation Table

Long-Term Compensation
	Fiscal Year	Annual Compensation			Securities Underlying Options(#)	All Other Compensation(3)
Name and Principal Position		Salary(1)		Bonus(2)
David A. Dye President, CEO and Director	2005 2004 2003	$500,000 225,795 240,000		$100,000 260,000 260,000	-0- -0- -0-	$2,000 2,000 2,000

J. Boyd Douglas Executive Vice President, COO and Director	2005 2004 2003	$500,000 225,577 240,000		$100,000 260,000 260,000	-0- -0- -0-	$2,000 2,000 2,000

M. Stephen Walker Vice President—Finance and CFO	2005 2004 2003	$375,000 169,183 180,000		$0 195,000 195,000	-0- -0- -0-	$2,000 2,000 2,000

Victor S. Schneider Senior Vice President—Corporate and Business Development	2005 2004 2003	$444,506 283,861 168,000	(4) (5)	$0 68,917 182,000	-0- -0- -0-	$2,000 2,000 2,000

Troy D. Rosser Vice President—Sales	2005 2004 2003	$399,082 242,422 334,347	(6) (7) (8)	$0 0 0	-0- -0- -0-	$2,000 2,000 2,000

(1)	The difference in base salaries for each of the Named Executive Officers between 2003 and 2004 results solely from our conversion from a semi-monthly payroll cycle to a bi-weekly payroll cycle in 2004.
(2)	For 2003 and 2004, the amounts shown in this column represent discretionary bonuses that were paid to these employees to allow them to service their obligations under loans incurred to finance their respective purchases of shares of our common stock from other stockholders in 1999 and 2001.
(3)	The amounts shown in this column represent our contributions to our 401(k) retirement plan for each of these employees.
(4)	$344,506 of this amount represents sales commissions earned by Mr. Schneider during 2005.
(5)	$161,192 of this amount represents sales commissions earned by Mr. Schneider during 2004.
(6)	$299,364 of this amount represents sales commissions earned by Mr. Rosser during 2005.
(7)	$176,099 of this amount represents sales commissions earned by Mr. Rosser during 2004.
(8)	$284,347 of this amount represents sales commissions earned by Mr. Rosser during 2003.

Stock Option Grants

We did not grant any stock options during 2005.

Aggregated Stock Option Exercises And Year-End Value

The following table sets forth, on an aggregated basis:

•	information regarding the exercise of options to purchase our common stock by each of the Named Executive Officers during 2005; and
•	the value at December 31, 2005 of all unexercised options held by such individuals.

Aggregated Option Exercises In Last Fiscal Year

And Fiscal Year-End Option Values

Name	Number of Shares Acquired on Exercise	Value Realized($)	Number of Shares Underlying Unexercised Options at Fiscal Year-End(#) Exercisable/ Unexercisable	Value of Unexercised in-the-Money Options at Fiscal Year- End($) Exercisable/ Unexercisable(1)
David A. Dye	-0-	N/A	-0- / 3,770	-0- / $	93,986
J. Boyd Douglas	-0-	N/A	-0- / 3,954	-0- / $	98,573
M. Stephen Walker	-0-	N/A	-0- / 3,062	-0- / $	76,336
Victor S. Schneider	-0-	N/A	-0- / 3,741	-0- / $	93,263
Troy D. Rosser	1,097	$20,295	-0- / 1,097	-0- / $	27,348

(1)	Based on $41.43 per share, the closing sale price reported by Nasdaq for the Company’s common stock on December 30, 2005.

Long-Term Incentive Plans

Other than the 2002 Stock Option Plan and the 2005 Restricted Stock Plan, we do not have any long-term incentive plans for the benefit of our executive officers. No grants of stock were made under the Restricted Stock Plan in 2005.

Pension Plans

We do not have any pension or defined benefit plans for the benefit of our executive officers.

Employment Agreements

We have no written employment agreements with any of our executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Board of Directors of the Company had no compensation committee until the 2004 annual meeting. In addition to the other directors, Mr. Wilkins, Mr. Muscat and Mr. Morrissey, all former executives of the Company, participated in deliberations of the Board of Directors regarding executive officer compensation until the creation of the Compensation Committee. Neither Mr. Dye nor Mr. Douglas participated in decisions regarding his own compensation. Furthermore, no member of the Compensation Committee or the Board of Directors is, or was during 2005, an executive officer of another company whose board of directors has a compensation committee on which one of our executive officers serves.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

To Our Stockholders

Effective as of the conclusion of the 2004 annual meeting, the Compensation Committee of the Board of Directors became responsible for overseeing and administering the executive compensation program of the Company. Prior to that time, the full Board of Directors oversaw and administered the executive compensation program. Cash compensation determinations made by the Compensation Committee are still subject to approval by the entire Board. The Compensation Committee consists of three directors, William R. Seifert, II, W. Austin Mulherin, III and John C. Johnson, each of whom is independent, as determined by the Board, within the meaning of applicable Nasdaq listing standards. The specific duties and responsibilities of the Compensation Committee are described above under “CORPORATE GOVERNANCE AND BOARD MATTERS—Board Structure and Committee Composition,” and in the Compensation Committee Charter that is attached as an appendix to the 2004 proxy statement.

The following report provides details and background information regarding our executive compensation program for 2005.

Compensation of the CEO and other Executive Officers

Total compensation for the executive officers is reviewed and set annually and currently includes three primary types of compensation:

•	Base salary;
•	Bonuses; and
•	Restricted Stock.

The following discussion is applicable to executive officers of the Company, including the Chief Executive Officer and the other Named Executive Officers.

Base Salary.    Executive officers’ base salaries are determined by several factors, but principally by the responsibilities required by the position. In establishing base salaries, the Committee reviews recommendations by the Chief Executive Officer. Individual competence, length of service in a position, and comparisons to salaries for similar positions in other comparable companies guide the determination of the appropriate level of an executive officer’s salary. Company performance may also be a factor in determining the amount of any base salary increase. The Committee’s compensation strategy for executive officers is to pay salaries at or near the median compensation paid by comparable companies. Based on these factors, Mr. Dye’s base salary for calendar year 2005 was set at $500,000.

Bonus.    In 1999 and 2001, several of our executive officers purchased common stock in the Company from certain of our stockholders. These officers financed their purchases with bank loans. In order to allow these officers to service the principal and interest payments on their loans, the Board approved the payment to these officers of annual cash bonuses, which historically have been paid bi-weekly along with the officers’ salaries. As of January 2005, substantially all of these loans were satisfied in full. Therefore, while the Compensation Committee elected not to decrease the total amount of cash compensation payable to the executive officers, the Compensation Committee did not believe that these bi-weekly payments should continue to be considered bonuses. Accordingly, effective January 2005, the Compensation Committee decided to characterize the payments as part of the executive officers’ base salary.

In October 2005, the Compensation Committee elected to pay a discretionary cash bonus of $100,000 to each of David A. Dye, our Chief Executive Officer, and J. Boyd Douglas, our Chief Operating Officer, in consideration of the financial performance of the Company through September 2005. The Compensation Committee expects to pay cash bonuses to executive officers in the future as part of the Company’s overall executive compensation program and intends to evaluate how and when cash bonuses will be paid, as well as the conditions under which they will be paid. The bonus structure has been, and will continue to be, designed to ensure that our overall compensation structure is competitive.

The Compensation Committee believes that the current compensation levels of its key executives, including the bonus amounts, are consistent with our objective of rewarding, retaining and providing incentives for outstanding performance to the executives who contribute most to the operating results of the Company. The Compensation Committee specifically reviews and approves, subject to final approval of the full Board, each annual bonus paid to the executive officers, including the Chief Executive Officer.

Restricted Stock Plan.    In 2005, upon the Compensation Committee’s recommendation, the Board of Directors adopted the 2005 Restricted Stock Plan, which was approved by the Company’s stockholders at the 2005 annual meeting. The Restricted Stock Plan is designed to attract, retain and motivate senior executive officers of CPSI by providing them with additional equity-based incentives. While no awards of restricted stock were made in 2005, the Compensation Committee approved a grant of shares of restricted stock under the Plan, effective January 30, 2006, to certain executive officers of the Company, including the Chief Executive Officer and the other Named Executive Officers. The Compensation Committee believes that it is important to the long-term success of CPSI to continue to provide long-term, equity based incentive compensation to CPSI’s senior executive officers.

The Compensation Committee:

William R. Seifert, II, Chairman

W. Austin Mulherin, III

John C. Johnson

STOCK PERFORMANCE GRAPH

The following graph sets forth the cumulative total stockholder return (assuming reinvestment of dividends) to our stockholders during the period beginning May 21, 2002 and ending on December 31, 2005, compared to an overall stock market index (NASDAQ Stock Market (U.S.) Index) and the NASDAQ Computer and Data Processing Group.

INDEX	5/31/02	12/31/02	12/31/03	12/31/04	12/31/05
Computer Programs and Systems, Inc. Nasdaq Stock Market (U.S.) Index Nasdaq Computer and Data Processing Group	$100.00 100.00 100.00	$150.06 80.83 92.70	$123.73 119.74 120.17	$145.86 130.21 141.09	$267.94 133.22 141.34

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We lease our corporate headquarters campus from C.P. Investments, Inc., an Alabama corporation, the stockholders of which include John Morrissey and the children of Dennis Wilkins and M. Kenny Muscat. Prior to January 31, 2003, Mr. Muscat and Mr. Wilkins were officers and directors of C.P. Investments, Inc. In 2005, we paid total lease payments in the amount of $1,471,005 to C.P. Investments, Inc. During 2003, we entered into one new lease with C.P. Investments, Inc., which expires in 2013. During 2005, we entered into three new leases with C.P. Investments, Inc., all of which expire in 2015.

Prior to July 1, 2005, we leased the building that houses our dedicated research and development staff from DJK, LLC, a limited liability company owned by Dennis Wilkins. In 2005, we paid total lease payments in the amount of $20,691 to DJK, LLC. On June 30, 2005, DJK, LLC sold this building to C.P. Investments, Inc., and our lease with DJK, LLC was assumed by C.P. Investments, Inc.

Under our lease agreements, we make annual lease payments to C.P. Investments, Inc. in the aggregate amount of $1,649,040, subject to annual adjustment based on the Consumer Price Index. The annual rents payable under these leases have been determined by an independent, third-party appraisal firm. The lease agreements provide for a subsequent third-party appraisal of the rental amounts at the conclusion of the fifth year of each lease.

During 2005, we engaged the law firm of Frazer, Greene, Upchurch & Baker, LLC in connection with certain litigation matters. One of our directors, W. Austin Mulherin, III, is a partner of this firm. Total payments to this firm did not exceed 5% of the firm’s gross revenues in 2005. We expect to continue to use the legal services of this firm in the future.

Michael Muscat, the son of M. Kenny Muscat, is employed by the Company as director of outsourcing services, and Matt Cole, the brother-in-law of W. Austin Mulherin, is employed by the Company as a sales manager. Michael Muscat and Matt Cole collectively received total compensation of $217,219 from the Company during 2005.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is currently composed of three directors who are independent directors as defined under existing Nasdaq rules and SEC rules. The Audit Committee operates under a written charter, as amended by the Board of Directors on April 1, 2003.

The Audit Committee hereby submits the following report:

•	We have reviewed and discussed with management the Company’s audited financial statements as of, and for, the year ended December 31, 2005.

•	We have discussed with the independent registered public accountants, Grant Thornton LLP, the matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

•	We have received and reviewed the written disclosures and the letter from the independent registered public accountants required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board, and have discussed with the registered public accountants their independence. We considered whether the provision of non-financial audit services was compatible with Grant Thornton LLP’s independence in performing financial audit services.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. It should be noted that management is responsible for the Company’s financial reporting process, including its system of internal controls, and of the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accountants are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.

Audit Committee:

Ernest F. Ladd, III, Chairman

William R. Seifert, II

Charles P. Huffman

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANTS

At the direction of the Audit Committee, the ratification of the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accountants for the year ending December 31, 2006 is being presented to the stockholders for approval at the annual meeting. If the appointment of independent registered public accountants is not ratified, the Audit Committee will reconsider its appointment of independent registered public accountants.

General

The Audit Committee has approved the engagement of Grant Thornton as the Company’s independent registered public accountants for the year ending December 31, 2006. Effective August 6, 2004, the Audit Committee dismissed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accountants and engaged Grant Thornton as its independent registered public accountants for the 2004 fiscal year. Grant Thornton has audited the financial statements of the Company for the years ended December 31, 2005 and 2004.

It is expected that a representative of Grant Thornton will be present at the annual meeting to respond to appropriate questions, and will be given the opportunity to make a statement if he so desires.

The reports of Ernst & Young on the Company’s financial statements for the years ended December 31, 2003 and 2002 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2003 and 2002, and through August 6, 2004, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the matter in their report. During the years ended December 31, 2003 and 2002, and through August 6, 2004, there were no “reportable events” as that term is described under Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC.

During the Company’s two most recent fiscal years ended December 31, 2003, and the subsequent interim period through August 6, 2004, the Company did not consult with Grant Thornton regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Fees Paid to Grant Thornton LLP and Ernst & Young LLP

The following table presents the fees paid or accrued by the Company for the audit and other services rendered by Grant Thornton for the years ended December 31, 2005 and 2004, and by Ernst & Young for the year ended December 31, 2004.

	2005	2004
Audit Fees	$351,000	$490,000
Audit-Related Fees	70,000	-0-
Tax Fees	-0-	-0-
All Other Fees	-0-	-0-

TOTAL	$421,000	$490,000

Audit Fees.    Audit Fees for the last two years were for services rendered by the independent registered public accountants for (i) the integrated audit of the Company’s annual financial statements and the effectiveness of, and management’s assessment of the effectiveness of, the Company’s internal control over financial reporting, and (ii) the review of the Company’s quarterly financial statements.

Audit-Related Fees.    Audit-Related Fees for 2005 were for services rendered by the independent registered public accountants for (i) audits of the Company’s employee benefit plans and (ii) examining and reporting on the Company’s design and operating effectiveness of controls related to the Company’s Application Service Provider hosting environment and management of changes to computer programs in accordance with Statement on Auditing Standards No. 70, Service Organizations, as amended. There were no Audit-Related Fees in 2004.

Tax Fees.    There were no Tax Fees paid to Grant Thornton in 2005 or 2004 or to Ernst & Young in 2004.

All Other Fees.    All Other Fees encompasses any services provided by the independent registered public accountants other than the services reported in the other above categories. There were no such services in 2005 or 2004.

Pre-Approval Policy

The Audit Committee’s policy is to specifically pre-approve all audit and non-audit services to be rendered by the independent registered public accountants. Through this policy, the Audit Committee can effectively monitor the costs of services and can ensure that the provision of such services does not impair the registered accountant’s independence.

Vote Required; Board Recommendation

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is needed to ratify the appointment of independent registered public accountants. Unless instructed to the contrary, the shares represented by the proxies will be voted to approve the ratification of the appointment of independent registered public accountants.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF PROPOSAL 2.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors of the Company does not know of any business which will be presented for consideration at the annual meeting other than that specified herein and in the Notice of Annual Meeting of Stockholders, but if other matters are presented, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

DEADLINE FOR STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our 2007 Annual Meeting of Stockholders must be received by us by December 11, 2006 to be considered for inclusion in our proxy statement relating to such meeting.

A stockholder must notify us before February 24, 2007 of a proposal for the 2007 Annual Meeting which the stockholder intends to present other than by inclusion in our proxy material. If we do not receive such notice prior to February 24, 2007, proxies solicited by our Board of Directors will be deemed to have conferred discretionary authority to vote upon any such matter. Any proposal must be submitted in writing by Certified Mail - Return Receipt Requested, to Computer Programs and Systems, Inc., Attention: M. Stephen Walker, 6600 Wall Street, Mobile, Alabama 36695.

A COPY OF OUR 2005 ANNUAL REPORT TO STOCKHOLDERS WHICH INCLUDES OUR FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE, IS ENCLOSED WITH THIS PROXY STATEMENT. IF THE ANNUAL REPORT IS NOT INCLUDED, PLEASE NOTIFY US IN WRITING AT COMPUTER PROGRAMS AND SYSTEMS, INC., ATTENTION: M. STEPHEN WALKER, 6600 WALL STREET, MOBILE, ALABAMA 36695.

ANNUAL MEETING OF STOCKHOLDERS OF

COMPUTER PROGRAMS AND SYSTEMS, INC.

May 11, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect the following three persons as Class I directors to serve on the Board of Directors until the 2009 annual meeting or until their successors are duly elected and qualified:			2.	To ratify the appointment of Grant Thornton LLP as independent registered public accountants.	FOR ☐	AGAINST ☐	ABSTAIN ☐

NOMINEES:
☐	FOR ALL NOMINEES	O William R. Seifert, II
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O W. Austin Mulherin, III O John C. Johnson

The undersigned acknowledges that the Annual

Meeting may be postponed or adjourned to a date subsequent to the date set forth herein, and intends that this Proxy shall be effective at the Annual Meeting after such postponement(s) or adjournment(s). This Proxy is revocable, and the undersigned may revoke it at any time

☐	FOR ALL EXCEPT (See instructions below)			by delivery of written notice of such revocation to the Company or its agent, American Stock Transfer & Trust Company, N.A., prior to the date of the Annual Meeting, or by attendance at the Annual Meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				This Proxy when properly executed will be voted in the manner directed by the undersigned. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

REVOCABLE PROXY

COMPUTER PROGRAMS AND SYSTEMS, INC.

6600 WALL STREET

MOBILE, ALABAMA 36695

This Proxy is solicited on behalf of the Board of Directors of

Computer Programs and Systems, Inc. (the “Company”)

for use at the Annual Meeting of Stockholders to be held on May 11, 2006,

and at any postponements or adjournments thereof (the “Annual Meeting”).

The undersigned, being a stockholder of the Company, hereby appoints John Morrissey and David A. Dye, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, or either of them, to represent the undersigned at the Annual Meeting and to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, on the following matters in accordance with the following instructions:

(Continued and to be signed on the reverse side.)